EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 14, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended January 29, 2011 of Books-A-Million, Inc., which are incorporated by reference in this Registration Statement.  Additionally, we have issued our report dated February 22, 2011, with respect to the financial statements and supplemental schedule included in the Annual Report on Form 11-K for the year ended December 31, 2009 of Books-A-Million, Inc. 401(k) Profit Sharing Plan, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned reports.

/s/ GRANT THORNTON LLP

Atlanta, Georgia
April 26, 2011